SETTLEMENT AGREEMENT AND MUTUAL RELEASE

THIS SETTLEMENT AGREEMENT AND MUTUAL RELEASE (the ‘‘Agreement’’) is effective as of November 6, 2006 (the ‘‘Effective Date’’) by and among HandHeld Entertainment, Inc. (‘‘HandHeld’’), a California corporation, and Microsoft Corporation (‘‘Microsoft’’), a Washington corporation. HandHeld and Microsoft arc sometimes referred to herein singularly as ‘‘a Party’’ or collectively as ‘‘the Parties’’

RECITALS

WHEREAS, on or about October 12, 2006, HandHeld filed an action, entitled HandHeld Entertainment, Inc. v. Microsoft Corporation, Case No. C 06 6388 SI, in the United States District Court for the Northern District of California (‘‘the Action’’).

Microsoft denies that use of its Zune trademark to market its portable digital media player infringes HandHeld's ZVUE trademark and disputes the allegations in the Action.

The Parties wish to fully resolve, on their own behalf and on behalf of their predecessors, successors, assigns, agents, officers, directors and employees, all claims in the Action and any other causes of actions, claims or disputes, direct or indirect, relating to or arising out of any activity involving Microsoft's registration and use of the Zune trademark.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

AGREEMENT

1.    Payment.    Within ten (10) business days of the execution of this Agreement, Microsoft shall pay the sum of $1,850,000 to HandHeld. Payment shall be made to the trust account of HandHeld's counsel, the law firm of Hosie McArthur LLP. As a condition to such payment, Hosie McArthur LLP shall provide in writing on its letterhead, the following wire transfer information: account name, account number, ABA number, bank address, and bank contact information.

2.    Dismissal.    Upon receipt of the $1,850,000 from Microsoft, HandHeld shall dismiss the Action with prejudice and without costs to either party, in the form of dismissal attached hereto as Exhibit A.

3.    Technical Support.    Microsoft shall provide HandHeld with one day of on-site technical support at a mutually agreed upon time at Microsoft's Redmond campus for the purpose of providing technical assistance to HandHeld in qualifying the ZVUE portable digital media player for Microsoft's PlayForSure certification. Microsoft makes no guarantee that such support will result in certification. In the event that HandHeld's ZVUE portable digital media player qualifies for Microsoft's PlayForSure certification, HandHeld shall be entitled to participate in authorized promotional PlayForSure activities.

4.    Meeting.    Microsoft and HandHeld shall agree to participate in one business meeting to be held in Redmond, Washington prior to December 31, 2006. Agenda items for that meeting shall include possible collaboration or agreement between HandHeld and Microsoft relating to MSN, PlayForSure partners and technical support, and Windows Mobile 5.0 business and technical support. Microsoft agrees to have appropriate representatives attend, including those that would ordinarily attend such a meeting, and at least one person responsible for ZUNE business development. It further agrees to consider in good faith the business proposals that HandHeld offers and to judge such proposals on their merits. Neither party shall be obligated to enter into any binding business arrangement as a result of this meeting.

5.    Acknowledgement of Validity of and right to use ZUNE Trademark.    HandHeld agrees not to hereafter challenge or contest, directly or indirectly, the validity, ownership, use or registration of any ZUNE trademark claimed by Microsoft, including any proceeding of any type anywhere in the world.

6.    Releases

a.    Release by HandHeld.    HandHeld specifically releases, waives, and forever discharges Microsoft, its successors in interest, its past, present and future assigns, officers, employees, directors, attorneys, subsidiaries, affiliates, insurers and underwriters (collectively the ‘‘released parties’’), from any and all claims and causes of action, whether now known or now unknown, arising out of or relating to the events or incidents referred to in the Action, including without limitation any activity involving the ZVUE trademark, the Zune trademark, or Microsoft's marketing of its Zune portable digital media player which it may have against HandHeld or the released parties. Microsoft, for itself and on behalf of each Microsoft Released Party, expressly denies any liability to HandHeld. Neither the payment by Microsoft of the amount set forth herein nor the acceptance by Microsoft or any other Released Party of the benefits of this release shall be deemed an acknowledgement or admission of liability.

b.    Release by Microsoft.    Microsoft specifically releases, waives, and forever discharges HandHeld, its successors in interest, its past, present and future assigns, officers, employees, directors, attorneys, subsidiaries, affiliates, insurers and underwriters (collectively the ‘‘released parties’’), from any and all claims and causes of action, whether now known or now unknown, arising out of or relating to the events or incidents referred to in the Action, including without limitation, the filing of the lawsuit and any other activity involving the ZVUE trademark which it has or may have against HandHeld or the released parties.

7.    Waiver of Rights under California Civil Code Section 1542.    The releases granted herein will be and will remain effective in all respects notwithstanding the fact that either Party hereafter discovers facts different from or in addition to those now known or believed to be true by any Party with respect to the matters that are the subject of the foregoing releases.

a.	In giving such releases, the Parties expressly waive the provisions of California Civil Code § 1542 that provides:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

b.	Further, in giving such releases, the Parties each expressly waive any other statutory provisions, decisional law, or otherwise, if any, that would preclude the respective releases from extending to matters that the Releasing Parties did not know or suspect to exist in that Party's favor at the time of executing the release, and that, if known, would have materially influenced such Party in entering into the release.

8.    No Admission of Liability.    Each Party acknowledges and agrees that this Settlement Agreement is a compromise of disputed claims and neither this Settlement Agreement, nor any consideration provided pursuant to this Settlement Agreement, shall he taken or construed to be an admission or concession by either Microsoft or HandHeld of any kind with respect to any fact, liability, or fault.

9.    Dispute Resolution.    Each Party consents and agrees that exclusive jurisdiction over any suit or proceeding arising out of or relating to this Settlement Agreement shall be in the San Francisco office of JAMS. The prevailing party in any such suit or proceeding shall be entitled to recover its reasonable attorneys' fees and costs from the non-prevailing party.

10.  Entire Agreement.    This Settlement Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof, and there are no inducements, representations, warranties, or understandings that do not appear within the terms and provisions of this Settlement Agreement. This Settlement Agreement may be modified only by a writing signed by both Parties.

11.   Authorization.    Each individual signing this Settlement Agreement warrants and represents that he has the full authority and is duly authorized and empowered to execute this Settlement Agreement on behalf of the Party for which he signs.

l2.    Confidentiality.    HandHeld and Microsoft each agree, as further consideration and inducement for this Agreement, that the provisions contained in this Agreement are confidential, and no Party will reveal those terms, in whole or in part, to any person, firm, or entity outside of the Parties and their respective counsel, accountants, insurers, boards of directors, financial advisors, bankers, officers, and directors except: (i) as required by law; or (ii) as necessary to enforce this Agreement in a mediation and/or court of law. Provided, however, in response to any request for comment the parties may state that the case has been resolved to the satisfaction of the parties or words to that effect.

13.   Counterparts.    This Agreement will be executed by the parties on the Effective Date and maybe executed in one or more counterparts, each of which when executed and delivered shall be deemed an original, but all of which taken together form a single instrument.

14.   Binding Effect.    This Agreement shall be binding on the Parties, their successors in interest, subsidiaries, assignees or acquirers, including any acquirer of substantially all of the assets of a Party.

15.   Severability.    If any provision of this Agreement shall be held by a court of competent jurisdiction to be illegal, invalid, or unenforceable, the remaining provisions shall remain in full force and effect. This Agreement has been negotiated by the Parties and their respective counsel and shall be interpreted fairly in accordance with its terms and without any strict construction in favor of or against either Party.

IN WITNESS WHEREOF, the Parties execute this Agreement either personally or by a duly authorized representative and acknowledge that they understand and agree to be bound by this Agreement's terms and conditions.

Executed to be effective as of the Effective Date.

HANDHELD ENTERTAINMENT, INC.

By:    /s/ Jeffrey D. Oscodar

Print:    Jeffrey D. Oscodar

Its:    President & CEO

MICROSOFT CORPORATION

By:    /s/ Thomas W. Burt

Print:    Thomas W. Burt

Its:    Assistant Secretary